EXHIBIT 6

República Oriental del Uruguay

Ministerio de Economía y Finanzas

Montevideo, November 2, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

United States of America

Ladies and Gentlemen:

I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with the Republic’s offering pursuant to a registration statement (File No. 333-189896), filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”) of U.S.$1,700,000,000 aggregate principal amount of the Republic’s 4.375% U.S.$ Global Bonds due 2027 (the “Bonds”), which were issued on October 27, 2015 under an Indenture dated as of October 27, 2015 (the “Indenture”) among the Republic and The Bank of New York Mellon (formerly The Bank of New York) as trustee.

In arriving at the opinions expressed below, I have reviewed the following:

(i)     The Registration Statement, as amended as of its most recent effective date (October 19, 2015), insofar as it relates to the Bonds (as determined for purposes of Rule 430B(f)(2) under the Securities Act); the related prospectus dated October 19, 2015, as filed with the Commission pursuant to Rule 424(b) under the Securities Act; the preliminary prospectus supplement pertaining to the Bonds, dated October 19, 2015, as filed with the Commission pursuant to Rule 424(b) under the Securities Act; and the related prospectus supplement pertaining to the Bonds, dated October 19, 2015, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference in each of them.

(ii)    a copy of the executed Indenture;

(iii)   a copy of the Bonds in global form, as executed by the Republic;

(iv)   all relevant provisions of the Constitution of Uruguay and all relevant laws and orders under which the issuance of the Bonds has been authorized, including but not limited to the following (English translations of which are attached as exhibits hereto):

1)	the Constitution of República Oriental del Uruguay, in particular Articles 85(6) and 196,

2)	Law No. 17,947 of January 8, 2006 (as amended by Law No. 18,519 dated July 15, 2009), Article 266 of Law No. 18,834 of November 4, 2011 (as amended by Law 19,316 February 18, 2015);

(v)    the following decree and resolution of the Republic and of the Ministry of Economy and Finance, respectively, under which the issuance of the Bonds has been authorized (translations of which are attached as exhibits hereto):

1)	Decree No. 280/015 of the Executive Power of the Republic, dated October 16, 2015; and

2)	Resolution of the Ministry of Economy and Finance, dated October 19, 2015;

(vi)  all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under, and with respect to, the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2014. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Fernando Scelza
Dr. Fernando Scelza Counsel to the Ministry of
Economy and Finance of the
Republic of Uruguay

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EXHIBITS

NATIONAL CONSTITUTION English translation of excerpt

Article 85. It is within the scope of the General Assembly:

To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Article 196.

There shall be a Central Bank of the Republic, which shall be organized as an autonomous entity, and it shall have the powers and duties specified in a law approved by more than half of the full membership of each Chamber.

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Law Nº 17,947

English Translation

The Senate and the Chamber of Representatives of the Republic of Uruguay

having met together as General Assembly

DECREE:

ARTICLE 1. For the purpose of the present law Public Debt is formed by net liabilities — according to the current measurement criteria of the Central Bank of Uruguay — in charge of Central Government; the Central Bank of Uruguay; the National Railway Administration; the National Fuel, Alcohol, and Portland Administration; the National Port Administration; the National Postal Administration; the National Telecommunications Administration; the National Colonization Institute; the Administration of State Sanitary Works; the National Administration of Electric Works and Transmission; the Social Security Bank and the State Insurance Bank.

For the purpose of determining the net debt the monetary stock shall be included as a liability.

ARTICLE 2. The Executive Authority is hereby authorized to issue national public debt provided the increase of net public debt in each fiscal year with respect to the last working day of the previous year does not exceed the following amounts;

A) US$ 325.000.000 (three hundred and twenty five million United States dollars) for the fiscal year 2006.-

B) US$ 300.000.000 (three hundred million United States dollars) for the fiscal year 2007.-

C) US$ 275.000.000 (two hundred and seventy five million United States dollars ) for the fiscal year 2008.

D) US$ 250.000.000 (two hundred and fifty million United States dollars) for the fiscal year 2009.

ARTICLE 3. The ceilings set forth in the foregoing articles may be adjusted with respect to the amounts that be equivalent of:

A) The increase of net public debt originating in the substantiation of the collateral supplied by the Ministry of Economy and Finance, for the debt that the Mortgage Bank of Uruguay has with the Bank of the Republic of Uruguay, as per the agreement between the Ministry of Economy and Finance and the Bank of the Republic of Uruguay, dated 12 February 2004 and its amendment dated 29 September 2004.-

B) The changes in net debt derived from legal action involving the State as a consequence of the 2002 financial crisis.

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C) Changes in net debt derived from the capitalization of public banks, as well as that resulting from modifications of financial asset evaluation, data coverage or reclassification of accounts.

ARTICLE 4. As from January 1st, 2009 and up to and until the new law on borrowing be enacted, the net public national debt may be increased by a volume equivalent to US$ 250.000.000 (two hundred and fifty million United States dollars) for each fiscal year.

ARTICLE 5. The Executive Authority may exceed by as much as 50% the debt maximum amount established for any given year in such cases in which extraordinary and unforeseen factors so justify, reporting to the General Assembly and without this altering the ceiling set forth for the subsequent years.

The Executive Authority shall refrain from resorting to the powers as set forth in the previous paragraph for three consecutive fiscal years.

ARTICLE 6. For the purpose of controlling the debt ceiling as set forth in this act, the assets available and the liabilities incurred in a currency other than United States dollars shall be taken at the inter- bank selling rate of exchange in force at closure of the last working day of the preceding fiscal year for debts incurred prior to said date; and at the inter-bank selling rate of exchange in force at the moment of entering into contract if said debt be incurred during the same fiscal year. The same criteria shall apply to debt denominated in indexed units, based on the arbitrage defined by the Central Bank of Uruguay.

ARTICLE 7. When the draft statement of accounts is presented, the Executive Authority shall report to the general Assembly regarding what use has been made of the ceiling set forth for public national debt.

ARTICLE 8. The evaluation of compliance with maximum amounts for the debt shall be made by resorting to the latest figures published by the Central Bank of Uruguay.

Sessions Room of the Chamber of Representatives, in Montevideo, on 27 December 2005.

(signed) NORA CASTRO President

MARTI DALGALARRONDO AÑON

Secretary

Presidency of the Republic of Uruguay

MINISTRY OF ECONOMY AND FINANCE

Montevideo, 08 January, 2006

DECREE No. 280/015

English Translation of Relevant Provisions

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Ministry of Economy and Finance.-

Montevideo, 16th October 2015.

IN VIEW OF: The technical report of the Debt Management Unit of the Ministry of Economy and Finance regarding the access of the Oriental Republic of Uruguay to the international capital market.

AS A RESULT: I) that the report itself recognizes the possibility of a new Global Bond emission, denominated in Dollars of the United States and governed by foreign law, in advantageous conditions for the Republic, as well as the possibility of repurchase by the Republic of Treasury Global Bonds, of certain previous series.

II) that, in the sense indicated, the Ministry of Economy and Finance, through the Debt Management Unit, has received proposals from first rate financial institutions, in which the terms and conditions for the possible issuance of a new serie of Global Bonds, to be issue in the global markets and the repurchase of certain Treasury Global Bonds from previous series.

III) that, of the received proposals, the most convenient is that presented by HSBC Securities (USA) Inc., Citigroup Global Markets Inc. and Itau BBA USA Securities Inc, taking into consideration both the financial and the maturity profile offered.

WHEREAS: I) that the proposal submitted is satisfactory and, therefore, it is advisable to carry forward with it.

II) that the offering supplying firms are institutions of strong presence and participation in the international capital market and have a successful track record regarding the placement of Public Debt Securities in those markets.

WITH REGARD TO: that set forth in numeral 7, literal c) of Article 33 of TOCAF 2012; Laws Nº 17.947 of January 8, 2006, amended by Law Nº 18.519 of July 15, 2009, Article 266 of Law Nº 18.834 of November 4, 2011, amended by Law Nº 19.316 of February 18, 2015, and what has been advised by the Debt Management Unit of the Ministry of Economy and Finance.

THE PRESIDENT OF THE REPUBLIC

DECREES:

ARTICLE 1.- The provision of the issue of Treasury Bonds in U.S. Dollars for an amount of US$ 2.000:000.000,00 (two billion dollars of the United States of America), those who are called “Global Bonds -2027”, with final amortization in 2027 and redemption paid in the last three years in equal and consecutive payments and which shall comply with the other conditions laid down in this Decree and the resulting market conditions at the date of issuance.

The value of each Bond will not be inferior to US$ 1.00 (one dollar of the United States of America).

Bonds shall be nominative and shall exhibit the printed signatures of the Minister of Economy and Finance and the General Accountant of the Nation.

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ARTICLE 2.- The bonds may be placed in international markets in the form and required conditions in those markets. The issue date will be no later than the December 31, 2015.

ARTICLE 3.- The interests accrued by the Bond shall be payable semiannually in dollars of the United States of America. The first interest payment shall be at six months subsequent to Bond issue date.

ARTICLE 4.- Interests payments and redemption of the Bonds, and the fees and expenses of any other concept that requires management and arrangement thereof, will be by the Central Bank of Uruguay in its role as financial agent of the State and through the paying agents who were appointed or agreed.

ARTICLE 5.- The issue of temporary or global certificates representing the Bonds up to and until their definitive issue, should they be required, are hereby authorized.

ARTICLE 6.- The expenses of bond issuance, printing, transfers, commissions, marketing, books and any other necessary outlay for the administration and placement of Bonds by the Republic will be imputable to the originating resources of the operations to be made.

ARTICLE 7.- That is authorized to use all or part of the proceeds from this issuance of treasury bonds, for the purposes of the repurchase by the Republic of one or more series of Treasury Bonds issued by the upper mentioned under Uruguayan law and foreign law.

ARTICLE 8.- The Ministry of Economy and Finance is authorized to accept the partial integration of the price of this issue with Treasury Bonds issued by the Republic under foreign law.

ARTICLE 9.- The Ministry of Economy and Finance is authorized to negotiate, approve and underwrite on behalf of the Republic, the contracts and documents that are required to effects of operations set forth in this Decree, including the general framework Contract for the Republic Global Bonds emissions (“Indenture”). The representation of the State-Ministry of Finance and Economy to that referred in the present article could be exerted indifferently by the Minister of Economy and Finance, Mr. Danilo Astori, by the ViceMinister of the Minister of Economy and Finance, Mr. Pablo Ferreri, or by the Director of the Debt Management Unit of the Ministry of Economy and Finance, Mr. Herman Kamil.

The Central Bank of Uruguay, in its capacity as Financial Agent of the State, will carry out the procedures required to implement the operation.

ARTICLE 10.- Entrusts to Dr. Marcos Álvarez, Dr. Ricardo Pérez Blanco, Dr. Fernando Scelza and Dr. Gonzalo Muñiz Marton, indifferently, in their status as Legal Advisers of the Ministry of Economy and Finance, the writing and signing of the corresponding legal opinions.

ARTICLE 11.- Entrusts to the General Director of the Ministry of Economy and Finance, Ms. Susana Díaz, and the General Accountant of the Nation, Ms. Laura Remersaro, indifferently, the expedition of the pertinent proofs and certifications.

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ARTICLE 12.- To be notified, published and filed.

(Signed)	(Signed)
Mr. Danilo Astori	Mr. Tabaré Vázquez
President of the Republic

Ministry of Economy and Finance.-

Montevideo, 16th October 2015.

IN VIEW OF: The technical report of the Debt Management Unit of the Ministry of Economy and Finance regarding the access of the Oriental Republic of Uruguay to the international capital market.

AS A RESULT: I) that the report itself recognizes the possibility of a new Global Bond emission, denominated in Dollars of the United States and governed by foreign law, in advantageous conditions for the Republic, as well as the possibility of repurchase by the Republic of Treasury Global Bonds, of certain previous series.

II) that, in the sense indicated, the Ministry of Economy and Finance, through the Debt Management Unit, has received proposals from first rate financial institutions, in which the terms and conditions for the possible issuance of a new serie of Global Bonds, to be issue in the global markets and the repurchase of certain Treasury Global Bonds from previous series.

III) that, of the received proposals, the most convenient is that presented by HSBC Securities (USA) Inc., Citigroup Global Markets Inc. and Itau BBA USA Securities Inc, taking into consideration both the financial and the maturity profile offered.

WHEREAS: I) that the proposal submitted is satisfactory and, therefore, it is advisable to carry forward with it.

II) that the offering supplying firms are institutions of strong presence and participation in the international capital market and have a successful track record regarding the placement of Public Debt Securities in those markets.

WITH REGARD TO: that set forth in numeral 7, literal c) of Article 33 of TOCAF 2012; Laws Nº 17.947 of January 8, 2006, amended by Law Nº 18.519 of July 15, 2009, Article 266 of Law Nº 18.834 of November 4, 2011, amended by Law Nº 19.316 of February 18, 2015, and what has been advised by the Debt Management Unit of the Ministry of Economy and Finance.

THE PRESIDENT OF THE REPUBLIC

DECREES:

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ARTICLE 1.- The provision of the issue of Treasury Bonds in U.S. Dollars for an amount of US$ 2.000:000.000,00 (two billion dollars of the United States of America), those who are called “Global Bonds -2027”, with final amortization in 2027 and redemption paid in the last three years in equal and consecutive payments and which shall comply with the other conditions laid down in this Decree and the resulting market conditions at the date of issuance.

The value of each Bond will not be inferior to US$ 1.00 (one dollar of the United States of America).

Bonds shall be nominative and shall exhibit the printed signatures of the Minister of Economy and Finance and the General Accountant of the Nation.

ARTICLE 2.- The bonds may be placed in international markets in the form and required conditions in those markets. The issue date will be no later than the December 31, 2015.

ARTICLE 3.- The interests accrued by the Bond shall be payable semiannually in dollars of the United States of America. The first interest payment shall be at six months subsequent to Bond issue date.

ARTICLE 4.- Interests payments and redemption of the Bonds, and the fees and expenses of any other concept that requires management and arrangement thereof, will be by the Central Bank of Uruguay in its role as financial agent of the State and through the paying agents who were appointed or agreed.

ARTICLE 5.- The issue of temporary or global certificates representing the Bonds up to and until their definitive issue, should they be required, are hereby authorized.

ARTICLE 6.- The expenses of bond issuance, printing, transfers, commissions, marketing, books and any other necessary outlay for the administration and placement of Bonds by the Republic will be imputable to the originating resources of the operations to be made.

ARTICLE 7.- That is authorized to use all or part of the proceeds from this issuance of treasury bonds, for the purposes of the repurchase by the Republic of one or more series of Treasury Bonds issued by the upper mentioned under Uruguayan law and foreign law.

ARTICLE 8.- The Ministry of Economy and Finance is authorized to accept the partial integration of the price of this issue with Treasury Bonds issued by the Republic under foreign law.

ARTICLE 9.- The Ministry of Economy and Finance is authorized to negotiate, approve and underwrite on behalf of the Republic, the contracts and documents that are required to effects of operations set forth in this Decree, including the general framework Contract for the Republic Global Bonds emissions (“Indenture”). The representation of the State-Ministry of Finance and Economy to that referred in the present article could be exerted indifferently by the Minister of Economy and Finance, Mr. Danilo Astori, by the ViceMinister of the Minister of Economy and Finance, Mr. Pablo Ferreri, or by the Director of the Debt Management Unit of the Ministry of Economy and Finance, Mr. Herman Kamil.

The Central Bank of Uruguay, in its capacity as Financial Agent of the State, will carry out the procedures required to implement the operation.

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ARTICLE 10.- Entrusts to Dr. Marcos Álvarez, Dr. Ricardo Pérez Blanco, Dr. Fernando Scelza and Dr. Gonzalo Muñiz Marton, indifferently, in their status as Legal Advisers of the Ministry of Economy and Finance, the writing and signing of the corresponding legal opinions.

ARTICLE 11.- Entrusts to the General Director of the Ministry of Economy and Finance, Ms. Susana Díaz, and the General Accountant of the Nation, Ms. Laura Remersaro, indifferently, the expedition of the pertinent proofs and certifications.

ARTICLE 12.- To be notified, published and filed.

(Signed)	(Signed)
Mr. Danilo Astori	Mr. Tabaré Vázquez
President of the Republic

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